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                                                                    EXHIBIT 23.1


                             [KPMG LLP LETTERHEAD]



The Board of Directors
Fairchild Semiconductor International, Inc.:


We consent to the incorporation by reference of our reports dated January 21, 2000, except as to Note 21, which is as of January 25, 2000, with respect to the consolidated balance sheets of Fairchild Semiconductor International, Inc. and Subsidiaries as of May 30, 1999 and December 26, 1999, the related consolidated statements of operations and stockholders' equity (deficit) for each of the years in the three-year period ended May 30, 1999 and for the seven months ended December 26, 1999, the related consolidated statements of cash flows for the years ended May 31, 1998 and May 30, 1999 and for the seven months ended December 26, 1999, and the related schedule, which reports are incorporated by reference in this Registration Statement, and to the reference to our firm under the heading "Experts" in this Registration Statement on Form S-4.

Our report refers to a change in the method of accounting for business process reengineering costs as a result of the Company adopting the provisions of the Emerging Issues Task Force Issue 97-13, "Accounting for Business Process Reengineering Costs."


                                                       /s/ KPMG LLP


Boston, Massachusetts
December 15, 2000